Exhibit 10.3
LETTER AMENDMENT No. 7
Dated as of April 30, 2007
M&I Marshall & Ilsley Bank
651 Nicollet Mall
Minneapolis, Minnesota 55402-1611
Ladies/Gentlemen:
     We refer to the Revolving Credit and Term Loan Agreement dated as of October 17, 2003, as amended (the “Credit Agreement”) between you and us (under our former name of MedAmicus, Inc.). Unless otherwise defined in this letter amendment, terms defined in the Credit Agreement are used in this letter amendment as defined in the Credit Agreement.
     It is hereby agreed by you and us as follows:
     The Credit Agreement is, effective the date first above written, hereby amended as follows:
(a)	Section 1.1(g) [Definition of Tangible Net Worth] is amended to read in full as follows:
(g) “EBITDA” means in any period the sum of the Borrower’s and Medacquisition’s consolidated net income during that period plus interest, depreciation, amortization and income tax expense during that period and plus non-cash, stock-based compensation during that period.
(b)	Section 2.1 is amended by changing the Termination Date to be April 30, 2008.

(c)	Section 5.1(f) is amended to read in full as follows:
(f) Tangible Net Worth. Maintain Tangible Net Worth of not less than the following amounts at each fiscal year end. The minimum Tangible Net Worth shall be $10,000,000.00 at December 31, 2007. At each fiscal year end thereafter, the minimum Tangible Net Worth shall increase by an amount equal to 25% of the net income (but not net loss) in the year then ended.

(d)	Section 5.1(g) is amended to read in full as follows:
(g) Senior Funded Debt Ratio. Maintain as of the end of each fiscal quarter a Senior Funded Debt Ratio of not more than the following:

Time Period	Maximum Ratio
Through 9/30/07	1.75 to 1
Thereafter	1.50 to 1
(e)	Section 5.1(h) is amended to provide that no minimum Fixed Charge Coverage Ratio shall apply in the fiscal quarters ended June 30, 2007 and September 30, 2007.
     On and after the effective date of this letter amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement, and each reference in the Notes and the Security Agreement to “the Credit Agreement”, “thereunder”, “thereof”, or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this letter amendment. The Credit Agreement, as amended by this letter amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
     This letter amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same letter amendment.
     If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning one counterpart of this letter amendment to us. This letter amendment shall become effective as of the date first above written when and if counterparts of this letter amendment shall have been executed by you and us.

Very truly yours,

Enpath Medical, Inc.

By
Its

Agreed as of the date
first above written:
M&I Marshall & Ilsley Bank

By
Its

By
Its

RENEWAL REVOLVING PROMISSORY NOTE

$4,000,000.00	Dated as of April 30, 2007
     For value received, on April 30, 2008, Enpath Medical, Inc., a Minnesota corporation (the “Borrower”) promises to pay to the order of M&I Marshall & Ilsley Bank (the “Bank”), at its offices in Minneapolis, Minnesota, in lawful money of the United States of America, the principal amount of Four Million and no/100 Dollars ($4,000,000.00) or, if less, the aggregate unpaid principal amount of Advances made by the Bank to the Borrower pursuant to the Loan Agreement (as defined below); together with interest on any and all principal amounts remaining unpaid hereon from the date of this Note until such principal amounts are fully paid at a fluctuating annual rate equal to 2.25% above LIBOR (as defined in the Loan Agreement). Interest shall be due and payable on the last day of each calendar month starting on May 31, 2007. Each change in the fluctuating interest rate shall take effect simultaneously with the corresponding change in LIBOR.
     All Advances made by the Bank to the Borrower pursuant to the Loan Agreement and all principal payments made by the Borrower on this Note shall be recorded by the Bank.
     This Note is the Revolving Note referred to in, and is entitled to the benefits of, the Revolving Credit and Term Loan Agreement dated as of October 17, 2003, as amended (the “Loan Agreement”) between the Borrower (under its former name of MedAmicus, Inc.) and the Bank, which Loan Agreement, among other things, contains provisions for the acceleration of the maturity of this Note upon the happening of certain stated events, for an increase to the interest rate upon the happening of certain stated events, and for prepayments of the principal amount due under this Note upon stated terms and conditions.
     This Note is a renewal and replacement of a $4,000,000.00 promissory note dated as of May 1, 2006 from the Borrower to the Bank which prior note remains unpaid but the principal balance of which has been incorporated into this Note.

Enpath Medical, Inc.

By
Its